                                                                     Exhibit 4.1


                    DESIGNATING AMENDMENT TO TRUST AGREEMENT
        DESIGNATING THE RIGHTS, PREFERENCES, PRIVILEGES, QUALIFICATIONS,
                        LIMITATIONS AND RESTRICTIONS OF
                   11% NON-CONVERTIBLE SENIOR PREFERRED SHARES

                                       OF

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

 ______________________________________________________________________________


                  Pennsylvania Real Estate Investment Trust, a business trust organized and existing under the laws of the Commonwealth of Pennsylvania ("PREIT"), hereby certifies that, pursuant to the authority conferred upon the Board of Trustees of PREIT (the "Board of Trustees") by the Trust Agreement As Amended and Restated December 16, 1997 (the "Trust Agreement") and in accordance with 15 Pa. C.S. Chapter 95, the Board of Trustees on May 13, 2003 duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

                  RESOLVED, that, subject to and effective upon the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger dated as of May 13, 2003 by and among PREIT, PREIT Associates, L.P., Crown American Realty Trust and Crown American Properties, L.P.) pursuant to the authority vested in the Board of Trustees and in accordance with the provisions of the Trust Agreement, there is hereby created and authorized a series of preferred shares of PREIT, and the rights, preferences, privileges, qualifications, limitations and restrictions of such series are as follows:

                   11% NON-CONVERTIBLE SENIOR PREFERRED SHARES

                  Section 1 Number of Shares and Designation. This series of preferred shares shall be designated as 11% Non-Convertible Senior Preferred Shares (the "Senior Preferred Shares") and the number of shares which shall constitute such series shall be 2,475,000 shares, par value $.01 per share, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Trustees.

                  Section 2 Dividend Rights.

                  (a) Holders of the Senior Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative, preferential cash dividends in an amount per Senior Preferred Share equal to $5.50 per annum plus the amount of any Additional Dividends (defined below) (except that the initial dividend shall accrue and be payable as if the December 2003 quarterly dividend period, as described below, were a full quarterly dividend period, regardless of the date of original issuance of the Senior Preferred Shares). Each such dividend shall be payable to holders of record as they appear on the share transfer books of PREIT on such record dates as provided below.


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                                                                     Exhibit 4.1

                  (b) Dividends with respect to the Senior Preferred Shares will be cumulative and will be payable quarterly (each quarterly period, a "Dividend Period") in arrears in March, June, September and December (on the same dates as dividends on Common Shares, par value $1.00 per share (the "Common Shares"), beginning with the dividend payment for the December 2003 Dividend Period (each, a "Preferred Dividend Payment Date"). Any dividend payable on the Senior Preferred Shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Senior Preferred Shares for each full Dividend Period will be computed by dividing the annual dividend rate by four. The initial dividend payable on the Senior Preferred Shares will be with respect to the December 2003 Dividend Period and will accrue for the full December 2003 Dividend Period and shall be equal to the full quarterly dividend amount of $1.375 per share. Dividends will be payable to holders of record as they appear in the share records of PREIT at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Preferred Dividend Payment Date falls or such other date designated by the Board of Trustees for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to such Preferred Dividend Payment Date (each, a "Preferred Dividend Record Date").

                  (c) No dividends on the Senior Preferred Shares will be declared by the Board of Trustees or paid or set apart for payment by PREIT at such time as, and to the extent that, the terms and provisions of any agreement of PREIT, including any agreement relating to its indebtedness, or any provisions of the Trust Agreement relating to any series of preferred shares ranking senior to the Senior Preferred Shares as to dividends, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be prohibited by law. Notwithstanding the foregoing, dividends on the Senior Preferred Shares will accrue whether or not PREIT has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the Senior Preferred Shares will not be entitled to any dividends or distributions in excess of full cumulative dividends as described above.

                  (d) If any Senior Preferred Shares are outstanding, no full dividends will be declared or paid or set apart for payment on the capital shares of PREIT of any other series ranking, as to dividends, on a parity with or junior to the Senior Preferred Shares for any period unless full cumulative dividends (including any Additional Dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Senior Preferred Shares for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Senior Preferred Shares and any series of preferred shares ranking on a parity as to dividends with the Senior Preferred Shares, all dividends declared upon the Senior Preferred Shares and any series of preferred shares ranking on a parity as to dividends with the Senior Preferred Shares will be declared pro rata so that the amount of dividends declared per Senior Preferred Share and such other series of preferred shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per Senior Preferred Share and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Senior Preferred Shares which may be in arrears.

                                                                     Exhibit 4.1

                  (e) Except as provided in the immediately preceding paragraph, unless full cumulative dividends (including any Additional Dividends) on the Senior Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than distributions payable in Common Shares or other capital shares ranking junior to the Senior Preferred Shares as to dividends and upon liquidation, dissolution or winding up of PREIT) will be declared or paid or set aside for payment, and no other distribution will be declared or made, upon the Common Shares or any other capital shares of PREIT ranking junior to or on a parity with the Senior Preferred Shares as to dividends, nor will any Common Shares or any other capital shares of PREIT ranking junior to or on a parity with the Senior Preferred Shares as to dividends or upon liquidation, dissolution or winding up of PREIT be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by PREIT (except by conversion into or exchange for other capital shares of PREIT ranking junior to the Senior Preferred Shares as to dividends and upon liquidation, dissolution and winding up).

                  (f) Any dividend payment made on Senior Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Senior Preferred Shares which remains payable.

                  (g) The Holders of the Senior Preferred Shares may be eligible to receive additional dividends ("Additional Dividends") from time to time in the event that PREIT exceeds the defined leverage ratio requirement in Clause 2(g)(i) below.

                           (i) Additional Dividends in the amounts described in
                  this Section 2(g) shall be paid quarterly to the holders of the Senior Preferred Shares if PREIT's "Total Debt" (defined below) exceeds the product of 6.5 times "EBITDA" (defined below) (the "Leverage Ratio") without the consent of the holders of at least 50% of the Senior Preferred Shares outstanding at that time. Holders who consent to a waiver of such restriction will be paid a consent fee amount to be negotiated at the time of such consent.


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                                                                     Exhibit 4.1

                           (ii) "Total Debt" means PREIT's consolidated debt
                  from income producing properties determined as a weighted average based on the number of days such debt was outstanding. "EBITDA" means PREIT's consolidated earnings before interest, taxes, depreciation and amortization. Total Debt, EBITDA and the Leverage Ratio will be calculated quarterly, on a trailing four quarters basis, and PREIT's independent auditors will audit or perform agreed upon procedures on the calculation commencing with the quarter ending December 31, 2003. PREIT will promptly deliver copies of such calculations, together with the related report of independent accountants to all holders of the Senior Preferred Shares.

                           (iii) If required to be paid, Additional Dividends
                  will be for an amount per Senior Preferred Share equal to 0.25% of the Preferred Liquidation Preference Amount (defined below) on an annualized basis for the first quarter with respect to which an Additional Dividend is due. For each quarter thereafter that PREIT continues to exceed the permitted Leverage Ratio, the Additional Dividend will increase by an amount per Senior Preferred Share equal to an additional 0.25% of the Preferred Liquidation Preference Amount (defined below) on an annualized basis. However, the maximum total dividend on the Senior Preferred Shares, including any Additional Dividends, will not at any time exceed 13.00% of the Preferred Liquidation Preference Amount per annum.

                           (iv) If Additional Dividends are payable at any time
                  and thereafter the Leverage Ratio for any quarter is 6.5 or less, the requirement to pay Additional Dividends will terminate beginning with the quarter in which compliance is achieved. Subsequent non-compliance, however, will result in the Additional Dividends again becoming due commencing with the quarter in which the Leverage Ratio is exceeded, calculated as described above in an amount per Senior Preferred Share initially equal to 0.25% of the Preferred Liquidation Preference Amount on an annualized basis and increasing thereafter in quarterly increments as described in clause (iii) above.

                  Section 3 Distribution Upon Liquidation, Dissolution or Winding Up.

                  (a) In the event of any liquidation, dissolution or winding up of PREIT, subject to the prior rights of any series of capital shares of PREIT ranking senior to the Senior Preferred Shares, the holders of Senior Preferred Shares will be entitled to be paid out of the assets of PREIT legally available for distribution to its shareholders a liquidation preference equal to the sum of $50.00 per Senior Preferred Share plus an amount equal to any accrued and unpaid dividends thereon (including any Additional Dividends and whether or not earned or declared) to the date of payment (the "Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of Common Shares or any other capital shares that rank junior to the Senior Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Senior Preferred Shares will have no right or claim to any of the remaining assets of PREIT.

                                                                     Exhibit 4.1

                  (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of PREIT, the remaining legally available assets of PREIT are insufficient to pay the Preferred Liquidation Preference Amount on all outstanding Senior Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of PREIT ranking on a parity with the Senior Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up of PREIT, then the holders of the Senior Preferred Shares and all other such classes or series of capital shares will share ratably in any such distribution of assets, or the proceeds thereof, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

                  (c) After payment of any liquidating distributions has been made in full to all holders of Senior Preferred Shares, the remaining assets of PREIT will be distributed among the holders of any other classes or series of capital shares ranking junior to Senior Preferred Shares upon liquidation, dissolution or winding up of PREIT, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of Senior Preferred Shares shall not be entitled to share therein.

                  (d) The consolidation or merger of PREIT with or into any other corporation or other entity, the consolidation or merger of another corporation or other entity with or into PREIT, and the sale, lease, transfer or conveyance of all or any part of the property or business of PREIT, will not be deemed to constitute a liquidation, dissolution or winding up of PREIT for these purposes.

                  Section 4 Redemption by PREIT.

                  (a) The Senior Preferred Shares will not be redeemable prior to July 31, 2007, except under certain limited circumstances to preserve PREIT's status as a REIT. On and after July 31, 2007, PREIT, at its option (to the extent PREIT has funds legally available therefor) upon not less than 30 nor more than 60 days written notice, may redeem the Senior Preferred Shares, in whole or in part, at any time or from time to time, for cash at the redemption price per share as set forth in the table below, plus all accrued and unpaid dividends, if any, thereon (whether or not earned or declared) to the date fixed for redemption (the "Redemption Date").


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                                                                     Exhibit 4.1

                                                         Redemption Price
                Redemption Period                   Per Senior Preferred Share
                -----------------                   --------------------------

         July 31, 2007 through July 30, 2009                 $52.50
         July 31, 2009 through July 30, 2010                 $51.50
         On or after July 31, 2010                           $50.00

                  (b) Notwithstanding the foregoing, unless full cumulative dividends on all Senior Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Senior Preferred Shares will be redeemed unless all outstanding Senior Preferred Shares are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of Senior Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Senior Preferred Shares, and unless full cumulative dividends on all outstanding Senior Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, PREIT will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any Senior Preferred Shares.

                  (c) If fewer than all of the outstanding Senior Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by PREIT and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (as nearly as may be practicable without creating fractional Senior Preferred Shares) or any other equitable method determined by PREIT.

                  (d) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by PREIT, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Senior Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of PREIT. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any Senior Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state: (i) the Redemption Date; (ii) the redemption price; (iii) the aggregate number of Senior Preferred Shares to be redeemed and, if less than all Senior Preferred Shares held by the shareholder are to be redeemed, the number of Senior Preferred Shares to be redeemed; (iv) the place or places where the certificates for such Senior Preferred Shares are to be surrendered for payment of the redemption price; and
         (v) that dividends on the Senior Preferred Shares to be redeemed will cease to accrue on such Redemption Date. If fewer than all the Senior Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of Senior Preferred Shares to be redeemed from such holder. If notice of redemption of any Senior Preferred Shares has been properly given and if funds necessary for such redemption have been irrevocably set aside by PREIT in trust for the benefit of the holders of any of the Senior Preferred Shares so called for redemption, then from and after the Redemption Date dividends will cease to accrue on such Senior Preferred Shares, such Senior Preferred Shares will no longer be deemed to be outstanding and all rights of the holders of such Senior Preferred Shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such Senior Preferred Shares.

                                                                     Exhibit 4.1

                  (e) The holders of the Senior Preferred Shares at the close of business on a Preferred Dividend Record Date will be entitled to receive the dividend payable with respect to such Senior Preferred Shares on the corresponding Preferred Dividend Payment Date notwithstanding the redemption thereof between such Preferred Dividend Record Date and the corresponding Preferred Dividend Payment Date or PREIT's default in the payment of the dividend due. Except as provided above, PREIT will make no payment or allowance for unpaid dividends, whether or not in arrears, on Senior Preferred Shares called for redemption.

                  (f) All Senior Preferred Shares redeemed shall be retired and shall be restored to the status of authorized and unissued preferred shares, without designation as to series, and subject to the applicable limitations set forth herein may thereafter be reissued as any series of preferred shares.

                  (g) The Senior Preferred Shares have no stated maturity and will not be subject to any sinking fund.

                  Section 5 Voting Rights.

                  (a) Holders of the Senior Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the Trust Agreement regarding Excess Shares (as defined in the Trust Agreement), in any matter in which the Senior Preferred Shares may vote, including any action by written consent, each Senior Preferred Share will be entitled to one vote. The holders of each Senior Preferred Share may separately designate a proxy for the vote to which that Senior Preferred Share is entitled.

                  (b) Whenever dividends on any Senior Preferred Shares have been in arrears for six or more Dividend Periods (regardless of whether such periods are consecutive), the holders of such Senior Preferred Shares (voting separately as a class with all other series of preferred shares upon which rights to vote on such matter with Senior Preferred Shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional trustees of PREIT at a special meeting called by the holders of record of at least 10% of the Senior Preferred Shares and such other preferred shares, if any (unless such request is received less than 45 days before the date fixed for the next annual or special meeting of the shareholders), or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Senior Preferred Shares for the past Dividend Periods and the then current Dividend Period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire Board of Trustees will be increased by two trustees. Each of such two trustees will be elected to serve until the earlier of (i) the election and qualification of such trustee's successor or (ii) payment of the dividend arrearage for the Senior Preferred Shares.

                                                                     Exhibit 4.1

                  (c) If any trustee so elected by the holders of the Senior Preferred Shares shall cease to serve as a trustee before such trustee's term shall expire, the holders of the Senior Preferred Shares (and any other series of preferred shares, if any, entitled to vote on such matter, as described above) then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the trustee whose place shall be vacant.

                  (d) So long as any Senior Preferred Shares remain outstanding, PREIT will not (i) without the affirmative vote or consent of the holders of all the Senior Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the Senior Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) without the affirmative vote or consent of the holders of at least two-thirds of the Senior Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), amend, alter or repeal the provisions of the Trust Agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Senior Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the Senior Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of PREIT, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding Senior Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

                  Section 6 Ranking.

                  The Senior Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of PREIT, rank senior to all existing or future classes or series of equity securities of PREIT, except that PREIT may issue additional preferred shares which are pari passu with the Senior Preferred Shares so long as the aggregate liquidation preference of all of the Senior Preferred Shares, together with any such additional preferred shares outstanding, does not exceed $123,750,000.

                                                                     Exhibit 4.1

                  Section 7 Restrictions on Transfer.

                  The Senior Preferred Shares shall be subject to the limitations on ownership and transfer set forth the Trust Agreement, including, without limitation, Paragraph 9 thereof.

                  Section 8 Status of Senior Preferred Shares and Holders
Thereof.

                  In accordance with Section 8 of the Trust Agreement, the Senior Preferred Shares shall be included within the term "Shares" and the holders of Senior Preferred Shares shall be included within the term "Shareholders" for purposes of all provisions of the Trust Agreement, other than Paragraph 2.C., the third sentence of Paragraph 6, Paragraph 10, the second sentence of Paragraph 11.A., the second paragraph of Paragraph 11.C., and Paragraph 11.F. thereof.

                  IN WITNESS WHEREOF, Pennsylvania Real Estate Investment Trust has caused this Certificate of Designation to be executed and delivered on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 14th day of November, 2003.

                                   PENNSYLVANIA REAL ESTATE INVESTMENT  TRUST


                                   By: /s/ Ronald Rubin
                                       ----------------------------------------
                                   Name: Ronald Rubin
                                   Title: Chairman and Chief Executive Officer

Attest:

By:  /s/ Jeffrey A. Linn
     ---------------------------
Name: Jeffrey A. Linn
Title: Secretary